Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 2, 2017 (the “Effective Date”), by and among BioLargo, Inc., a Delaware corporation (“BioLargo”), and BioLargo Development Corp., a California corporation (“BDC” and collectively with BioLargo, “Company”), whose address is 14921 Chestnut St., Westminster, CA 92683, and Dennis P. Calvert (“Executive”), an individual, with reference to the following:

A.     Executive has been the President and Chief Executive Officer of the Company since 2002;

B.     Executive and the Company entered into an employment agreement dated April 30, 2007, as amended December 28, 2012 (the “2007 Employment Agreement”);

B.     Executive and Company desire to enter into a new employment agreement on the terms and subject to the conditions set forth in this Agreement.

C.     This Agreement replaces the 2007 Employment Agreement.

Accordingly, the parties agree as follows:

1.     EFFECTIVE DATE AND TERM. Unless sooner terminated as provided in this Agreement, including as a result of Company’s early termination of this Agreement as provided in Section 4 below, the Company shall employ Executive for a term commencing on the Effective Date and expiring on the fifth (5th) anniversary of the Effective Date (the “Expiration Date”). This Agreement shall in all respects terminate on the Expiration Date, except for those obligations of either party that are expressly stated to continue after such time or by nature will continue after such time. The period beginning on the Effective Date and ending on the earlier of the Expiration Date or the date Executive’s employment under this Agreement actually terminates is referred to as the “Term.”

2.     POSITION AND DUTIES.

2.1     General Duties. Executive shall serve the Company as its President and Chief Executive Officer, and in such capacity shall be one of the Company’s senior executive officers. Executive’s duties shall be consistent with such position. In carrying out his duties, Executive shall use Executive’s best efforts, skills, judgment and abilities, and shall at all times promote Company’s interests and perform and discharge well and faithfully, those duties. Executive shall report directly to the Company’s Board of Directors. In acting on Company’s behalf, Executive shall observe and be governed by all of Company’s rules and policies. During the Term, the Company shall cause to have Executive be nominated for election as a director to serve on its Board of Directors.

2.2     Full Time Employment. At all times during the Term, Executive shall devote Executive’s full business time, attention and energies to Company’s business, and shall furnish services for Company and for its subsidiaries, affiliates and divisions. During the Term, Executive shall not engage in any activity that would materially interfere with or adversely affect Executive’s performance of Executive’s duties under this Agreement or which could reasonably be expected to be competitive with or adverse to the business of Company or any of its subsidiaries, affiliates or divisions.

2.3     Place of Performance. In connection with Executive’s employment under this Agreement, Executive shall be based at Company’s office located in Westminster, California.

3.	COMPENSATION.

3.1     “Compensation”. “Compensation” means the Base Salary (as defined below) and bonus, if any, pursuant to this Section 3.

3.2     Base Salary. For all services rendered pursuant to this Agreement to the Company or any of its subsidiaries or affiliated entities, commencing on the Effective Date Executive shall receive a base salary (as may be adjusted from time to time, the “Base Salary”) equal to the current rate of pay of $288,603 annually.

3.3     Bonus. Executive shall be eligible to receive a bonus in such amount, and from time to time, as determined by the Compensation Committee of the Board of Directors in its sole and absolute discretion.

3.4     Benefits. Executive shall be eligible to receive the following benefits during the Term, at such time as such benefits are made available to the senior employees of the Company generally:

3.4.1     Heath Insurance Premium Payments for Executive and Executive’s immediate family;

3.4.2     Car Allowance of $800 per month in arrears;

3.4.3     Paid Vacation of four weeks per year, on a “use it or lose it basis” such that any vacation unused by March 1st of the following calendar year are forever forfeited;

3.4.4     Life insurance for the benefit of his estate, as determined by the Company;

3.4.5     Disability Insurance; and

3.4.6     Participation in the Company’s stock option plan as determined by the Compensation Committee of the Board of Directors in its sole, full and absolute discretion, such participation to be in addition to the stock option grant provided for pursuant to Section 3A below.

3.5     Expenses. Company shall reimburse Executive for all reasonable and ordinary expenses determined in Company’s sole discretion that Executive incurs or pays during the Term in performing Executive’s services under this Agreement. Company shall, however, be required to make any such reimbursement only after Executive presents appropriate written expense statements, vouchers or such other supporting information in accordance with Company’s reimbursement policies, as Company may adopt from time to time. Company shall notify Executive of any dispute with respect to any such expenses within three months of any request for reimbursement or the expense shall be classified as non-recoverable.

3.5.1     Company will supply one credit or debit card in the Company name and Executive name drawn on the Company bank, to Executive in lieu of expense advances, subject always to the requirements set forth above.

3.5.2     Reimbursement in general shall be in arrears and payable within 30 days of submission to the Company.

3.6       Payment of Compensation. All Compensation and other amounts payable to Executive under this Agreement, whether for a period during or after the Term, shall be paid in such installments and on such schedule as Company may from time to time implement for general payroll purposes, provided that the Base Salary shall be paid at least monthly. Any Base Salary required to be paid to Executive upon a termination of Executive’s employment in excess of amounts accrued through the Date of Termination (as defined below) shall be paid in the same manner that Base Salary is paid during the Term, but not more than 30 days from the Date of Termination. Any payments made by the Company shall be designated by the Company as applied towards base compensation, bonus payment or other remuneration as the case may be. Any payments made prior to the effective date of this Agreement shall not be applied to any calculations called for in this Agreement.

3A.     STOCK OPTION GRANT.

3A.1.     Terms. The Company shall issue Executive an option (the “Option”) to purchase 3,731,322 shares (the “Option Shares”) of BioLargo’s common stock, such Option being a key inducement for Executive to enter into this Agreement. The Option shall be a non-qualified stock option, shall be exercisable at the closing price of the Company’s common stock on the effective date of this Agreement, shall be exercisable for ten years from the date of grant and shall vest over time so long as this Agreement has not been terminated, as follows:

First anniversary of the date of this Agreement	746,264
Second anniversary of the date of this Agreement	746,264
Third anniversary of the date of this Agreement	746,264
Fourth anniversary of the date of this Agreement	746,264
Fifth anniversary of the date of this Agreement	746,266

Consistent with the foregoing, the precise terms and conditions of the agreement evidencing the Option (the “Stock Option Agreement”) to be entered into between the Company and the Executive shall be as determined by the Board of Directors and/or its Compensation Committee.

3A.2     Legends. The Stock Option Agreement and each stock certificate evidencing any Option Shares, shall bear a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

3A.3.     Acceleration Upon Change of Control. Notwithstanding the provisions of Section 3A.1 above, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following events:

(i)    the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii)    the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)    a change in the composition of the board of directors of BioLargo (or any successor parent corporation), as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (A) had been directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change of Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv)    any transaction as a result of which any Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subparagraph (iv), the term “Person” shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

3B.	STOCK GRANT.

3B.1.     Terms. The Company shall issue Executive One Million Five Hundred Thousand (1,500,000) shares of its common stock. These shares will be subject to “cliff” vesting according to a lock-up agreement in form of Exhibit A.

3B.2     Legends. The shares shall bear a legend substantially in the following form:

THESE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT PROHIBITING THEIR TRANSFER.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

4.	TERMINATION AND COMPENSATION UPON TERMINATION.

4.1     Definitions.

4.1.1     “Date of Termination” has the following meaning: (a) in the case of a termination of Executive’s employment pursuant to this Agreement due to Executive’s death or Disability (as defined below), the date Executive dies or the date on which it is determined that Executive has suffered a Disability, as applicable; and (b) in the case of any other termination of Executive’s employment pursuant to this Agreement, the date specified for termination of Executive’s employment in the Notice of Termination (as defined below), provided that the date specified shall be no earlier than the time the Notice of Termination is delivered.

4.1.2     “Notice of Termination” means a written document delivered by the party terminating this Agreement to the other party that specifies (i) the section of this Agreement pursuant to which termination is being made and (ii) the effective date of the termination (the “Date of Termination”).

4.2     Effectiveness of Termination. Termination of Executive’s employment, for any reason, shall be effective upon the Date of Termination. On the Date of Termination, this Agreement shall forever terminate, subject to Section 4.9.2.

4.3     Death. Upon Executive’s death, this Agreement shall automatically forever terminate.

4.4     Disability. Company may, acting in its sole and absolute discretion, terminate Executive’s employment under this Agreement because of Executive’s Disability by delivering to Executive of a Notice of Termination. For purposes of this Agreement, “Disability” means Executive’s physical or mental incapacity or illness rendering Executive unable to perform Executive’s duties under this Agreement on a long-term basis (i) as evidenced by Executive’s failure or inability to perform Executive’s duties under this Agreement for a total of 120 days in any 360 day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier.

4.5     Termination for Cause. Company may at any time terminate Executive’s employment for Cause by delivering to Executive a Notice of Termination. For purposes of this Agreement, “Cause” means that Executive has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft.

4.6     Voluntary Termination. Executive may terminate Executive’s employment with Company at any time, for any reason whatsoever, by giving Company a Notice of Termination.

4.7     Involuntary Termination. Company may terminate this Agreement in conjunction with a merger, acquisition, bankruptcy or dissolution of the Company. Any termination pursuant to this paragraph shall cause any unvested options held by Executive to immediately vest and Company shall pay Executive the amounts provided for in Section 4.9 below.

4.8     Payment Upon Termination. If Executive’s employment under this Agreement is terminated:

4.8.1     by Company pursuant to Section 4.7 (but only in the event of a merger or acquisition), Executive shall be entitled to receive (i) all Compensation that has accrued through the Date of Termination, plus (ii) a severance payment equal to one year’s Compensation, plus the greater of (A) an additional one half year’s Compensation for each year of full service since the Effective Date or (B) an additional one half year’s Compensation for each full year of the Term remaining at the Date of such termination; provided, however, that if at any time while Company is required to pay severance to Executive pursuant to clause (ii) of this paragraph any event occurs that would cause the termination of Executive’s employment (for example, Executive dies) or give rise to the right of Company to terminate this Agreement for Cause or due to Executive’s Disability were Executive still employed pursuant to this Agreement, then Company’s obligation to pay such severance shall thereupon immediately terminate; or

4.8.2     for any other reason except for termination pursuant to Section 4.7, Executive (or in the case of Executive’s death, Executive’s estate or other legal representative) shall only be entitled to receive the Compensation accrued through the Date of Termination.

4.9     Effect of Termination.

4.9.1     The amounts payable to Executive pursuant to Section 4.9 upon a termination of Executive’s employment shall upon payment constitute full and complete satisfaction of Company’s obligations to Executive in connection with this Agreement and Company’s employment of Executive. Executive shall have no further rights or remedies with respect to or against Company in connection with this Agreement or Company’s employment of Executive.

4.9.2     Notwithstanding anything to the contrary in this Agreement, Executive’s representations, warranties, covenants, duties and other obligations set forth under Sections 5, 6, 7 and 11 of this Agreement shall survive and continue after any termination of this Agreement, regardless of the reason for the termination.

4.10     Parachute Tax Gross-Up. To the extent that the grant, payment or acceleration of payment of any amount under this Agreement (a “Benefit”) is subject to golden parachute excise tax under Section 4999(a) of the Code (a “Parachute Tax”), Company shall pay Executive an amount of cash (the “Gross-Up Amount”) such that the “net” Benefit received by Executive under this Agreement, after paying all applicable Parachute Taxes (including those on the Gross-Up Amount) and any federal or state taxes on the Gross-Up Amount, shall be equal to the Benefit that Executive would have received if such Parachute Tax had not been applicable.

5.	WORK MADE FOR HIRE

5.1     Executive and/or designates of the Executive shall promptly and fully inform the Company of, and disclose to the Company, any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Executive develops, makes, creates, conceives or reduces to practice during the Term, whether alone or in collaboration with others (collectively, “Invention Ideas”). Executive hereby assigns to the Company exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively "Intellectual Property").. All copyrightable Invention Ideas are intended by Executive to be a “work-made-for-hire” by Executive for Company and owned by Company pursuant to Section 201 (b) of Title 17 of the United States Code

Executive shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property, and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Company, in order to enable Company to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 5. Executive hereby appoints the Company as Executive’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Executive.

5.2     If for any reason the foregoing assignment is determined to be unenforceable Executive grants to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.

5.3     Because of the difficulty of establishing when Executive first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to Company’s confidential and proprietary information or equipment, facilities or data, Executive agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Executive or with the aid of Executive within one year after the normal termination of Executive’s employment with Company. Executive can rebut that presumption if Executive proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Executive’s employment with and by Company; (ii) was conceived or developed entirely on Executive’s own time without using Company’s equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Executive for or on behalf of Company. .

5.4     Executive acknowledges that there is no intellectual property, proprietary right or work product that Executive desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. To the best of Executive’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Executive and any other person or entity.

5.5     This Section 5 shall not operate to require Executive to assign to Company any of Executive’s rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Executive represents and warrants to Company that this paragraph constitutes Company’s written notification to Executive of the provisions of Section 2870 of the California Labor Code, and Executive represents and warrants to Company that Executive has reviewed Section 2870 of the California Labor Code.

6.	UNFAIR COMPETITION AND PROTECTION OF PROPRIETARY INFORMATION.

6.1     Executive shall not at any time (including after Executive’s employment with Company terminates) divulge, furnish or make accessible to anyone any of Company’s Proprietary Information, or use in any way any of Company’s Proprietary Information other than as reasonably required to perform Executive’s duties under this Agreement. Executive shall not undertake any other acts or omissions that would reduce the value to Company of Company’s Proprietary Information. The restrictions on Executive’s use of Company’s Proprietary Information shall not apply to knowledge or information that Executive can prove is part of the public domain through no fault of Executive. Executive agrees that such restrictions are fair and reasonable.

6.2     Executive agrees that Company’s Proprietary Information constitutes a unique and valuable asset of Company that Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Executive in confidence in the course of Executive’s provision of services to Company. Executive also agrees that any disclosure or other use of Company’s Proprietary Information other than for Company’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Company and to its subsidiaries, affiliates and divisions. In addition to all other remedies Company may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 6.

6.3     Executive agrees that Company’s employees constitute a valuable asset of Company. Executive agrees that Executive shall not, during the Term and for a period of two years thereafter, directly or indirectly, for Executive or on behalf of any other person or entity, solicit any person who was an employee of or consultant to Company (at any time while Executive is performing any services for Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Company’s employment or relationships with such persons. Executive agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Company. Further, Executive shall not engage in any other unfair competition with Company. Executive agrees that such restrictions are fair and reasonable.

6.4     Executive recognizes and agrees that Executive has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Executive’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

6.5     As used in this Agreement, “Company’s Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Executive, by Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, Company’s Proprietary Information includes (a) the names, locations, practices and requirements of any of Company’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Company; (b) confidential or secret development or research work of Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) Company’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Company’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of Company or its subsidiaries, affiliates or divisions.

7.     RESTRICTION OF EXECUTIVE’S ACTIVITIES. During the Term, including any period during which the Company is making any payments to Executive pursuant to this Agreement, neither Executive nor any person or entity acting with or on Executive’s behalf, nor any person or entity under the control of or affiliated with Executive, shall, directly or indirectly, in any way Compete with the Company. Executive agrees that, if Executive has any business to transact on Executive’s own account that is similar to the business entrusted to Executive by Company, Executive shall notify Company and always give preference to Company’s business. Executive agrees that such restrictions are fair and reasonable. For purposes of this Agreement, “Compete” means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of Company (or its subsidiaries, affiliates or divisions) or on a list of prospective clients or customers of Company, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Company (or its subsidiaries, affiliates or divisions) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).

8.     NOTICES. Any notice, statement, request or consent made hereunder shall be in writing and shall be given as follows: (a) to Executive by Federal Express, or any other nationally (US and Canada) recognized overnight carrier, addressed to Executive at his address stated as set forth in the preamble paragraph of this Agreement or at such other address as Executive may designate by notice to Company as provided herein, and (b) to Company by Federal Express or any other nationally (US and Canada) recognized overnight carrier to Company’s s address stated as set forth in the preamble paragraph of this Agreement or to such other address as Company may designate by notice to Executive as provided herein. Any such communication shall be deemed to have been given to Executive or Company on the first business day following that mailing. In addition, any such communication may also be given by (i) personal delivery which shall be deemed to have been given upon receipt; (ii) facsimile which shall be deemed to have been given upon telephonic confirmation of successful transmission; or (iii) first class certified mail, return receipt requested, postage prepaid, addressed to the party to whom that notice is to be given and when notice is given in this manner it shall be deemed received on the seventh day after that notice was deposited with the United States Postal Service or Post Canada.

9.	ASSIGNMENT; SUCCESSORS

9.1     By Company. This Agreement is fully assignable by Company to any person or entity, including any successor entity; provided, however, that any such person or entity shall assume Company’s obligations under this Agreement in accordance with its terms.

9.2      By Executive. Executive may not assign this Agreement or any part of this Agreement without Company’s prior written consent, which consent may be given or withheld by Company acting in its sole and absolute discretion.

10.	REMEDIES.

10.1     Uniform Trade Secrets Act. If Executive breaches any provision of Section 6 of this Agreement, Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code §§3426, et seq.) or other statutes or common law remedies of similar effect.

10.2     Non-Exclusive Remedies. The remedies provided to Company in this Section 10 are cumulative, and not exclusive, of any other remedies that may be available to Company.

11.         NO CONFLICT. Executive represents and warrants that neither his execution of this Agreement nor his performance under this Agreement will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, any contract or other obligation to which Executive is a party or by which he is bound; or (ii) violate any judgment or other order applicable to Executive. Executive shall indemnify, defend and hold harmless Company from and against any and all claims, liabilities, lawsuits, judgments, losses, costs, fees and expenses (including reasonable attorneys’ fees, costs and expenses) that Company or any of its agents, affiliates, employees, shareholders, officers or directors may suffer or incur as a result of Executive’s breach or alleged or threatened breach of any of the representations and warranties set forth in this paragraph.

12.	GENERAL.

12.1     Captions. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.2     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with regard to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

12.3     Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect such party’s right at a later time to enforce such performance. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.4     No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

12.5     Severability. If any of the provisions of this Agreement (including Section 10) are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and, with respect to reformation of any provision of Section 10, to ensure that the resolution of all conflicts between the parties (including those arising out of statutory claims) shall be resolved by neutral, binding arbitration. If a court should find that any provision set forth in Section 10 is not absolutely binding, the parties intend that any arbitration decision and award with respect to this Agreement be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

12.6     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

12.7     Withholding. Notwithstanding anything in this Agreement to the contrary, all payments that Company is required to make under this Agreement to Executive or Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

12.8     Tax Consequences. Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including any supplemental agreements, stock option plans or employee benefit plans, or arising from any payments made or to be made under this Agreement or thereunder.

12.9     Consent to Jurisdiction. The parties to this Agreement agree that all actions or proceedings arising directly or indirectly from this Agreement shall be litigated in courts having a situs within Orange County, California; hereby consent to the jurisdiction of any local, state or federal court in which such an action or proceeding is commenced that is located in Orange County, California; agree not to disturb such choice of forum (including waiving any argument that venue in any such forum is not convenient); agree that any litigation initiated by any party hereto in connection with this Agreement may be venued in either the state or federal courts located in Orange County, California; agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and waive the personal service of any and all process upon them and consent that all such service of process may be made by certified or registered mail, return receipt requested, addressed to the respective parties at the address set forth above.

12.10     Gender References. References in this Agreement to any gender shall include the masculine, feminine and neuter genders.

12.11     Construction. In all instances when appearing in this Agreement, the terms “including,” “include” and “includes” shall be deemed to be followed by “without limitation.”

12.12     Termination of 2007 Employment Agreement. The 2007 Employment Agreement is hereby terminated and shall be of no further force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BIOLARGO, INC.

           /s/ Charles K. Dargan, II

By: ______________________

Name: Charles K. Dargan, II

Title: CFO

BIOLARGO DEVELOPMENT CORP.

           /s/ Charles K. Dargan, II

By:______________________

Name: Charles K. Dargan, II

Title: CFO

Executive:

           /s/Dennis P. Calvert

__________________________

Dennis P. Calvert

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (“Agreement”) is made and entered into as of May 2, 2017 between BioLargo, Inc., a Delaware corporation (“BioLargo” or “Company”) and Dennis P. Calvert (“Calvert”), with respect to the following facts:

RECITALS

A.     Calvert has been employed as the Company’s President and Chief Executive since 2002, and concurrently with the executive of this Agreement, has executed a new employment agreement to continue in those roles;

B.     Calvert’s new employment agreement provides for the issuance of 1,500,000 shares of common stock, subject to the restrictions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows.

1.     Restriction on Transfer of Shares. Except as permitted in Paragraph 2 below, Calvert covenants and agrees for himself that he shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise directly or indirectly dispose of or transfer the BioLargo Shares (defined below), or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the BioLargo Shares (collectively, the “Restrictions”) until the earliest to occur of: (i) the consummation of a sale (in a single transaction or in a series of related transactions) of BioLargo by means of a sale of (a) a majority of the then outstanding common stock of BioLargo (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of the assets of BioLargo; and (ii) the successful commercialization of BioLargo’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination.

2.     Permitted Transfers. Notwithstanding the foregoing, Calvert may transfer (a “Permitted Transfer”) the BioLargo Shares by will or intestate succession upon death.

3.     Vesting. The BioLargo Shares are unvested at time of grant, and shall only vest upon removal of the Restrictions set forth in Paragraph 1.

4.     BioLargo Shares. As used herein, “BioLargo Shares” means the 1,500,000 shares issued to Calvert upon the execution of his employment agreement dated May 2, 2017.

5.     Compliance with Securities Laws.

(a)     Calvert acknowledges and agrees that none of the BioLargo Shares will be registered, and none of BioLargo Shares will have registration rights. All certificates evidencing the BioLargo will bear a legend substantially in the following form:

THESE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT PROHIBITING THEIR TRANSFER.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

(b)     Notwithstanding anything contained in this Agreement to the contrary, no Permitted Transfer shall take place, and the Company shall not recognize any otherwise Permitted Transfer on the books and records of the Company, including without limitation its stock ledger, and shall not recognize a transferee of any otherwise Permitted Transfer as a stockholder of the Company, without full compliance with Federal and applicable state securities laws, including without limitation the furnishing of opinions requested by the Company.

6.     Further Assurances. The parties hereto shall execute, acknowledge and deliver any further documents, instruments, or other assurances and shall take any other action consistent with the terms of this Agreement that may be reasonably requested by any other party or its counsel for the purpose of confirming or effectuating any of the provisions provided by, and transactions contemplated and permitted by, this Agreement.

7.     Binding Effect. This Agreement and any amendment hereto, shall be binding upon the parties hereto, their successors, heirs, next of kin, executors, administrators, personal representatives, legal representatives, assignees, creditors, including receivers, and all other persons.

8.     Attorneys’ Fees. In any legal proceeding arising out of this Agreement, including with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees and expense.

9.     Entire Agreement. This Agreement, and any related agreement referred to herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes and replaces all prior understandings and agreements between the parties hereto, whether written or oral, express or implied, with respect to the subject matter hereof.

10.     Amendment and Modification. This Agreement may be amended or modified at any time or times only by unanimous written agreement of all parties to this agreement.

11.     Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

12.     Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed to be an original as against any party hereto whose signature appears hereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, each of the parties hereto have executed this Lock-Up Agreement, to be effective as of the date first written above.

BIOLARGO, INC.

By:
Charles K. Dargan, II, Chief Financial Officer

CALVERT:

Dennis P. Calvert